Exhibit Index at Page 3




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported):                 June 29, 2000
                                                 ------------------------------


                               GENESEE CORPORATION
               (Exact Name of Registrant as Specified in Charter)


   NEW YORK                                 0-1653                   16-0445920
--------------------------------------------------------------------------------
(State or other Jurisdiction                (Commission          (IRS Employer
of Incorporation)                           File Number)    Identification No.)


 445 St. Paul Street, Rochester, New York                           14605
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                           Zip Code)


Registrant's telephone number, including area code:              (716) 546-1030
                                                   -----------------------------


Item 5.    Other Events.
           -------------

           Genesee Corporation issued a news release on June 29, 2000, which is filed with this report as Exhibit 99.


Item 7.    Exhibits.
           ---------

           An exhibit filed with this report is identified in the Exhibit Index at Page 3.




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                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     Genesee Corporation


Date:         June 29, 2000               By       /s/Mark W. Leunig
     -----------------------------------       ------------------------
                                    Mark W. Leunig, Vice President and Secretary



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                                  EXHIBIT INDEX


Exhibit 99               News Release Dated June 29, 2000






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                                                                      Exhibit 99


For Immediate Release                               Contact:  Mark W. Leunig
                                                Director of Investor Relations
                                                              (716) 263-9440



              GENESEE CORPORATION ANNOUNCES FISCAL YEAR END RESULTS

Rochester, New York, June 28, 2000 -- Genesee Corporation (Nasdaq/NMS: GENBB) today announced results for its fiscal year ended April 29, 2000.

         Results for the Corporation's brewing business are reported as discontinued operations. A special committee of the Corporation's Board of Directors has been formed to continue to explore strategic alternatives for Genesee Brewing Company, including a proposal for a management-led buyout, following the decision to terminate the agreement to sell the business to the owners of City Brewing Company.

         Results for the Corporation's real estate investment and equipment leasing businesses are also reported as discontinued operations. The Corporation has previously announced that it was not actively seeking additional real estate investments and that Cheyenne Leasing Company would not fund any new leases after December 31, 1999 and would wind down its equipment leasing business as the portfolio of existing leases matures. Cheyenne Leasing Company has now entered into an agreement in principle to sell a significant portion of its lease portfolio. As a result of these developments, the Corporation's real estate investments and equipment leasing business are required to be reported as discontinued operations.

         Results for the Corporation's continuing operations reflect only its Foods Division and corporate segment. The prior year results from continuing operations have been reclassified to reflect required changes in the reporting of freight costs associated with the Foods Division and to separately report results for the brewing, real estate investment and equipment leasing businesses as discontinued operations.

         Consolidated gross revenues from continuing operations for fiscal 2000 were $48,548,000, compared to reclassified gross revenues from continuing operations of $47,682,000 for fiscal 1999. The Corporation recorded a net loss from continuing operations of $1,141,000, or $.70 basic and diluted net loss per share in fiscal 2000, compared to restated net earnings from continuing operations of $920,000, or $.57 basic and diluted net earnings per share, in fiscal 1999.

         Gross revenues in fiscal 2000 from discontinued operations were $123,520,000 compared to $138,590,000 in the same period last year. Discontinued operations generated a net loss of $2,259,000, or $1.40 basic and diluted net loss per share, in fiscal 2000, compared to a net earnings of $1,543,000, or $.95 basic and diluted net earnings per share, in fiscal 1999.

         Combining revenues from continuing and discontinued operations, the Corporation recorded gross revenues of $172,068,000 and a net loss of $3,400,000, or $2.10 basic and diluted net loss per share, in fiscal 2000, compared to gross revenues of $186,272,000 and net earnings of $2,463,000, or $1.52 basic and diluted net earnings per share, in fiscal 1999.

         Results in fiscal 2000 were adversely affected by a $3.1 million loss from the planned sale of the equipment lease portfolio, $2.1 million of transition costs incurred in relocating Foods Division operations, a $1.8 million charge in connection with workforce reductions at Genesee Brewing Company, a $1.2 million charge for retirement benefits paid to the Corporation's former Chief Executive Officer, and a $1 million reserve to cover the expected write-off of an investment by Genesee Ventures. The decrease in earnings in fiscal 2000 compared to the prior year also reflects the fact that fiscal 1999 results included a $3.4 million pre-tax gain from the sale of Genesee Ventures' interest in Lloyd's Food Products, whereas only a $600,000 gain from the Lloyd's sale was recorded in fiscal 2000.

         Net sales for the Corporation's Foods Division were $45.5 million in fiscal 2000, compared to $44.9 million in fiscal 1999. Sales of artificial sweeteners and bouillon products increased in fiscal 2000 compared to the prior year. These gains were partially offset by a decrease in contract packaging revenues and a decline in sales of iced tea mix. Operating income for the Foods Division decreased to $189,000 in fiscal 2000, compared to $1,554,000 in fiscal 1999, due in large part to the costs incurred in fiscal 2000 to relocate operations to the Medina, New York facility that was acquired in October 1998. The relocation project was completed in January 2000.

         Genesee Brewing Company's net sales in fiscal 2000 were $93.4 million, a decrease of $9.9 million from the prior year period. Barrel volume declined by 6% in fiscal 2000 due to a 9% decline in Genesee core brand volume and a 22% decline in HighFalls brand volume, which were partially offset by a 34% increase in contract brewing volume for Boston Beer Company. Genesee Brewing Company recorded an operating loss in fiscal 2000 of $2.7 million. When the $1.8 million restructuring charge from workforce reductions is netted out, this reflects a $3.3 million improvement in operating results over the prior year. "We did a re-assessment of all areas of our business to indentify ways to reduce costs and improve efficiencies," said Tom Hubbard, President and Chief Executive Officer. "Many of these initiatives were not implemented until the second half of fiscal 2000. Although we have not yet seen the annualized impact of these initiatives, we did see improvement in sales trends for our core brands and operating performance in the fourth quarter of fiscal 2000," said Mr. Hubbard.

         The Corporation's equipment leasing and real estate investment businesses recorded operating income of $2,682,000 in fiscal 2000, compared to $3,801,000 in fiscal 1999. The decrease is the result of the plan announced in September 1999 to wind down Cheyenne Leasing Company's business. Cheyenne Leasing Company recently entered into an agreement in principle to sell a significant portion of its lease portfolio. The sale is subject to a number of conditions customary to such transactions, including satisfactory due diligence and negotiation of a definitive sale agreement between Cheyenne Leasing Company and the buyer. It is currently estimated that the Corporation would receive approximately $13 million as its portion of the sale proceeds. Because the sale would generate a book loss, generally accepted accounting principles require that the Corporation record the estimated loss now, even though the sale has not been completed. Accordingly, fiscal 2000 results include a $1.9 million loss, net of a tax benefit of $1.2 million, from the sale of the lease portfolio.

         The Corporation established a $1,000,000 reserve in the fourth quarter of fiscal 2000 to cover the expected loss from Genesee Ventures' investment in Stiffel Company. The investment in Stiffel (an Illinois-based manufacturer of premium lamps and lighting fixtures) was the first of three minority investments made by Genesee Ventures totaling $2.9 million. The Stiffel Company was recently forced into liquidation by a senior lender after failing to satisfy certain loan covenants, resulting in a total loss for all of the equity investors, including Genesee Ventures. Genesee Ventures' investment in Lloyd's Food Products generated pre-tax gains in fiscal 1999 and 2000 totaling $4 million. Genesee Ventures continues to hold the third investment, a minority interest in a remarketer of durable supplies for food service and industrial users.


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                               Genesee Corporation
                   Comparative Statement of (Loss) / Earnings


 --------------------------------------------------------------------
                               FISCAL YEAR ENDED  FISCAL YEAR ENDED
                                APRIL 29, 2000       MAY 1, 1999
                                                     As Restated
 --------------------------------------------------------------------
 --------------------------------------------------------------------
 Net Revenues                    $ 45,548,000        $44,893,000

 --------------------------------------------------------------------
 --------------------------------------------------------------------
 (Loss)/Earnings From
 Continuing                      ( 1,291,000)           2,007,000
 Operations Before Income
 Taxes

 --------------------------------------------------------------------
 --------------------------------------------------------------------
 Less:  Income Tax                ( 150,000)            1,087,000
 (Benefit) Expense
 --------------------------------------------------------------------
 --------------------------------------------------------------------
 (Loss)/Earnings From
 Continuing                      ( 1,141,000)             920,000
 Operations

 --------------------------------------------------------------------
 --------------------------------------------------------------------
 (Loss) /Income From
 Discontinued
 Operations, Net Of Income       ( 2,259,000)           1,543,000
 Tax
 Benefit or Expense
 --------------------------------------------------------------------
 --------------------------------------------------------------------

 Net (Loss)/Earnings             ( 3,400,000)           2,463,000

 --------------------------------------------------------------------
 --------------------------------------------------------------------
 Basic & Diluted
 (Loss)/Earnings                     (.70)               .57
 Per Share From Continuing
 Operations

 --------------------------------------------------------------------
 --------------------------------------------------------------------
 Basic & Diluted
 (Loss)/Earnings                    (1.40)               .95
 Per Share From Discontinued
 Operations

 --------------------------------------------------------------------
 --------------------------------------------------------------------
 Basic & Diluted Net
 (Loss)/Earnings Per Share          (2.10)               1.52

 --------------------------------------------------------------------
 --------------------------------------------------------------------
 Weighted Average Common
 Shares                            1,620,013          1,618,793
 Outstanding
 --------------------------------------------------------------------
 --------------------------------------------------------------------
 Weighted Average and Common
 Equivalent Shares                 1,620,013          1,618,841
 --------------------------------------------------------------------


Copies of Genesee Corporation news releases are available free of charge by calling PRNewswire's Company News On Call at 800-758-5804, Extension 352775, or on the Internew at http;//www.prnewswire.com/cnoc.


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